Exhibit 3.1

CERTIFICATE OF DECREASE OF

6.25% CONVERTIBLE PERPETUAL PREFERRED STOCK

OF WHITING PETROLEUM CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Whiting Petroleum Corporation, (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1.           That, pursuant to Section 151 of the GCL and authority granted in the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors of the Company (the “Board of Directors”) previously designated 3,450,000 shares of authorized shares of preferred stock of the Company as 6.25% Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”) and established the voting and other powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the qualifications, limitations and restrictions thereof, and on June 18, 2009, filed a Certificate of Designations in the office of the Secretary of State of the State of Delaware with respect to the Preferred Stock (the “Certificate of Designations”).

2.           That, pursuant to the Company’s offer to exchange shares of common stock, par value $0.001 per share, of the Company and cash for shares of Preferred Stock through a public exchange offer (the “Exchange Offer”), 3,277,500 shares of Preferred Stock were validly tendered and accepted for exchange and cancelled by the Company on September 17, 2010, such that 172,500 shares of Preferred Stock remained outstanding at the completion of the Exchange Offer.

3.           That the following resolutions were adopted on July 27, 2010 by the Board of Directors at a meeting duly called and held approving the filing of this Certificate:

WHEREAS, the Board of Directors deems it desirable and in the best interests of the Company and its stockholders to authorize, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the reduction in the number of shares of preferred stock of the Company designated as Preferred Stock by such number as are validly tendered and accepted by the Company pursuant to the Exchange Offer so that such previously designated shares of Preferred Stock shall revert to authorized but unissued shares of preferred stock of the Company (the “Share Reduction”);

WHEREAS, the Board of Directors deems it desirable and in the best interests of the Company and its stockholders to authorize the restatement (the “Restatement”) of the Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate”), without shareholder approval pursuant to Article TWELFTH of the Certificate and Section 245 of the General Corporation Law of the State of Delaware to include all changes made to the Certificate since the prior restatement, including as a result of the Share Reduction.

RESOLVED, that the officers of the Company, and each of them individually, are hereby authorized for and on behalf of the Company to take or cause to be taken such actions as are or may be necessary or advisable to effect the Share Reduction, including, without limitation, the preparation, execution and filing of an appropriate certificate with the Secretary of State of the State of Delaware and effect such Restatement, including, without limitation, the preparation, execution and filing with the Secretary of State of the State of Delaware of an appropriate Restated Certificate of Incorporation to reflect all amendments to the Certificate and the cancellation of shares of Preferred Stock exchanged pursuant to the Exchange Offer.

4.           That, in accordance with Section 151(g) of the GCL, upon the effective date of the filing of this Certificate, the number of shares of Preferred Stock designated as such pursuant to the Certificate of Designations is hereby decreased by 3,277,500 shares of Preferred Stock and such previously designated shares of Preferred Stock shall revert to authorized but unissued shares of preferred stock, par value $0.001 per share, of the Company and after such decrease the remaining number of shares of Preferred Stock shall be 172,500.

[the next page is the signature page]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed on its behalf this 26th day of October, 2010.

By:	/s/ Bruce R. DeBoer
Name: Bruce R. DeBoer
Title: Vice President, General Counsel and Corporate Secretary